Exhibit 10.16

Deutsche Leasing

060360 / 5 / 11/20/12 / Kepper-bmi

Leasing Agreement - hereinafter referred to as the “Agreement” - No.	100 - 2230361 - 1272927 OR Doc 30

between the Deutsche-Leasing für Sparkassen und Mittelstand GmbH (hereinafter referred to as the “leasing company”) and client designated below

Client exact address	Industry:	Construction and sale of machines
	Telephone:	(0821) 74760	Fax: (0821) 7476111
ExOne GmbH	In charge of the account:
Am Mittleren Moos 41	Credit institute:	Stadtsparkasse Augsburg
86167 Augsburg	Bank id. no.:	720 500 00	Account no. 150491743

Supplier exact address Sale-and-lease-back transaction	Anticipated delivery date:	already delivered
Acquisition of the property

The leasing company will enter into a client order (cf. Numeral 2.1 of the General Terms and Conditions - hereinafter referred to as the “GTC”).

Property exact designation	Net purchase price	EUR	736,807.80
1 Facility for manufacturing sand molds	Ancillary costs (packaging, freight, assembly)	EUR
s-Print Version 2012-NHS accord. to Offer 2012-3702335	Software licensing fees	EUR
Location: see Client	Acquisition costs without VAT	EUR	736,807.80
Useful life:
Expected useful life: 60 months	Wear and tear depreciation because of 2- shift use 48 months
Contract term

The contract term is 36 months. It begins on the 1st of the calendar month following the acceptance date stated in the acceptance declaration (see Numeral 2.8 of the GTC). The client is already entitled to the use beginning with the stated acceptance time and is obligated to pay a prorated user fee for the period from the time of the acceptance until the beginning of the contract term.

He assumes all the rights and obligations from this contract at that point in time. Numeral 2.7 of the GTC remains unaffected.

If partial payments have been agreed with the supplier, the above rules for this apply accordingly.

Agreed payments
One-time processing fee:	EUR	0.00
The installment is ☒monthly		☐quarterly	Insurance in accordance with the supplementary agreement.
Installments in % of the acquisition costs and/or EUR			☐Yes ☒No

From	1.	Install	20.665%	EUR	152,258.66	Surcharge per installment % EUR
From	2.-36.	Install	2.097%	EUR	15,450.86
From		Install	%	EUR		All payments should be paid including VAT tax.
From		Install	%	EUR
From		Install	%	EUR

Ownership of the property

It is explicitly pointed out to the client that, based on this agreement, he is by no means entitled to a right to acquire ownership of the property.

Calculated redemption proceeds upon the ordinary completion of the contract

The payment of the agreed payments does not lead to a full amortization of the leasing company since it has calculated the proceeds to be achieved from the marketing of the property after the ordinary completion of the contract into the agreed payments. The client is not responsible for the proceeds calculated by the leasing company at any time.

Condition of the property upon return in accordance with the agreement

The return of the property in a condition in accordance with the agreement is an essential obligation of the client. For that reason, the client shall maintain the property at all times in a condition in accordance with the agreement and have it repaired as needed.

The condition in accordance with the agreement is described in general in Numeral 6.2 and in the attached “Supplementary Agreement: Use, Return and Marketing Assistance”.

It is explicitly pointed out to the client that third-party representations and agreements with third parties, particularly suppliers, to the extent they concern the initiation, conclusion, implementation and termination of this contract are binding on the leasing company only if it consents in writing. It is incumbent on the client to obtain the permission of the leasing company.	The client agrees that the payment of the agreed payments shall occur by means of the direct debit procedure according to Numeral 3.6 of the GTC. The aforementioned terms and conditions as well as the attached GTC with the accompanying printing date are hereby acknowledged by the partners to the agreement.
The people signing for the client below are hereby referred to the data protection agreement in accordance with Numeral 12 of the General Terms and Conditions and explicitly agree to uphold this agreement.
I/We hereby explicitly declare that I/we are acting in the name and on behalf of the abovementioned client. Yes ☒ No ☐
Bad Homburg v d. Höhe, den Dec. 17, 2012	[Signature] den, Nov. 21, 2012
[Stamp]
ExOne GmbH
Am Mittleren Moos 41, 86187 Augsburg
[Signature]	Tel. 0821/7476-0, Fax. 0821/7476-111
E-mail: europe@exone.com
[per procura Signature]
Deutsche-Leasing für Sparkassen und Mittelstand GmbH	Company stamp and binding signature of the client.
	Attachments:	General Terms and Conditions + Supplementary agreement Use, “Return and Marketing Assistance”

Deutsche Leasing für Sparkassen und Mittelstand GmbH - Frölingstrasse 15-31 - 61352 Bad Homburg v. d. Höhe Phone +49 (0) 6172 88-02 Fax +49 (0) 6172 88-2840

Headquarters: Bad Homburg v. d. Höhe HRB 6325 VAT id. no.: DE611143484 — Managing Director: Lothar Fingerhut, Ulrich Gerlach, Ulrich Kühler.

Management company for Deutsche Leasing AG — www.deutsche-leasing.com – Chairman of the Supervisory Board: Alexander Wüerst

Board: Kai Ostermann (Chairman), Friedrich Jüngling, Matthias Laukin, Rainer Weis

Financial Group

Attachment 1 to the contract with ExOne GmbH	Am Mittleren Moos 41

86167 Augsburg

General Terms and Conditions	00RU_2105_1

1. Validity period of the offer, conclusion of the contract

The client offers the leasing company the conclusion of a contract. The client is bound by the offer until one month has elapsed from the receipt of the offer and the documents requiring review (according to Numeral 13.4) at the leasing company. The agreement is concluded in a legally binding manner as soon as the leasing company has countersigned it, without it requiring the receipt of the acceptance confirmation. The leasing company shall inform the client about the conclusion of the contract.

2. Acquisition of the property, beginning of the contract term

2.1 The client defines the property according to his intended use, for example, the machine, the computer hardware and/or the software, their specifications, the suppliers and the expected delivery date. The leasing company shall procure the property that has been defined under its conditions – called the procurement conditions in the following – from the supplier. This procurement can take place in accordance with the agreements in the contract by entering into an order of the client or through a sale and/or software licensing agreement already concluded between the client and the supplier or by means of the leasing company’s order at the supplier. If the procurement takes place by entering into an order, the client shall, if necessary, enter into another order with the supplier or conclude a sale and/or software licensing agreement with the supplier. The contract concluded by an order or entering into an order between the supplier and the leasing company will be called a procurement agreement in the following.

2.2 The leasing company will procure the property, provided that it is delivered directly to the client; any order of the client that concerns the object of the contract will become invalid when the procurement agreement is concluded. In the event of the order is entered into, the leasing company will not enter into any agreements to maintain or care for the property or to conduct orientation or training. With regard to the client’s searching for suppliers and the property himself, the leasing company is not responsible for the supplier’s ability and willingness to deliver.

2.3 During its procurement the leasing company agrees to (additional) procurement conditions that take into account the specifics of the concluded contract. In the process, the leasing company shall try to oblige the supplier also to compensate for the damages that the client may sustain if the supplier breaches his obligations.

Advance payments already made by the client are considered advance payments of the leasing company. The leasing company pays the (remaining) purchase price in one sum to the supplier only after presentation of the client’s acceptance declaration in accordance with Numeral 2.8 below, unless the client and leasing company have made a special agreement about the payment of advance payments by the leasing company.

The client agrees that a possible, already existing, entitlement right is nullified. The client shall receive a copy of the procurement conditions upon request.

2.4 If the procurement agreement is not concluded, then each contractual partner can withdraw, provided he is not responsible.

2.5 If obligations from the procurement agreement that go beyond the obligation to pay the purchase price and/or the software licensing fees are incumbent on the leasing company, the client shall assume these further obligations vis-à-vis the supplier with debt-releasing effect for the leasing company. If the supplier does not agree to the assumption of the further obligations by the client, the client is obligated as an alternative to indemnify the leasing company by covering the obligations.

All of the rights of the leasing company in connection with the procurement agreement are hereby transferred to the client finally within the framework of this contract. Rights from the provision of a service that is not provided in accordance with this contract or that are due to a breach of supplier obligations are also transferred – including legal rights of withdrawal – as well as warranties that concern the delivery or the characteristics of the property, even if they were imparted by third parties. Excluded from the transfer are the rights of the leasing company

•	to transfer the ownership of the property and/or the right of use to the software – even in the context of non-fulfillment,

•	from a reversal of the procurement agreement,

•	from a reduction,

•	from compensation for damages the leasing company has incurred, particularly from its payments to the supplier and

•	to clarify any challenge to the procurement agreement.

The client hereby assumes the transfer of the rights; he is empowered to assert the rights remaining with the leasing company, with the exception the rights to dispute.

The client is obliged to claim and recover, if need be, all of the rights transferred to him or transferred to him in order to be exercised in his own name and at his own expense immediately and only within the legal limitation period or that agreed to in the contract. The client shall require that payments he is empowered to make be made to the leasing company as the authorized entity. The client shall note that damages the leasing company incurs due to a delayed assertion of the rights are borne by the client. The leasing company is to be informed and kept up-to-date, without asking, about every instance of the assertion of the rights.

The client cannot assign the rights transferred to him, or transferred to him in order to be exercised, to third parties without the permission of the leasing company. In pursuing the rights, he shall take into consideration the interests of the leasing company to a reasonable extent.

The client shall carry out the return of the property to the supplier at his own expense and risk only against fulfillment of the supplier’s payment obligations from the reversal relationship.

2.6 The agreement is subject to the condition subsequent that the delivery of the property is impossible for the supplier or for anyone (reservation of self-supply). This does not apply to an impossibility of the payment incumbent on the supplier for which the leasing company or the client is responsible. The abovementioned rules apply accordingly, if, during the supplier’s delay in delivery, the client declares his withdrawal from the procurement agreement in a legally valid manner or demands compensation instead of payment. The assignment of all claims against the supplier in accordance with Numeral 2.5 above remains unaffected by the dissolution of the agreement. Any further recourse of the leasing company is not possible.

2.7 In the relationship of the leasing company to the client, the material and price risks are transferred to the client at the time that was determined for the transfer of risks in the relationship between the supplier and the leasing company. If the risk is transferred before the beginning of the contract term and, before the takeover of the property, destruction or damage to the property occurs, then the client can withdraw from the agreement within a period of 14 days.

If the client does not withdraw, the contract term begins with the expiration of the withdrawal period. If the withdrawal takes place, the client shall release the leasing company from its obligations vis-à-vis the supplier. All leasing company claims in connection with the realization of the risk are hereby assigned by the leasing company to the client.

2.8 The inspection of the property represents an important obligation of the leasing company vis-à-vis the supplier. The client performs this obligation for the leasing company. He proceeds with all due diligence to inspect the property thoroughly, to test it to the requisite extent and to report any defects immediately to the supplier while simultaneously notifying the leasing company. He should note that otherwise the supplier’s liability for material defects and defects of title is excluded and could lead to the loss of the client’s own claims as well as the leasing company’s claims for compensation for damages against the supplier.

The client shall immediately confirm the delivery of the property according to the contract to the leasing company using the acceptance declaration form provided by the leasing company.

If partial deliveries have been agreed in the procurement agreement, the aforementioned rules for this apply accordingly.

Supplier services not contained in the purchase price and/or the licensing fees are not the subject of the contract.

3. Retention of the property, agreed payments

3.1 The leasing company is obligated to let the client have the delivered property during the contract term.

If the property is delivered in partial deliveries according to the rules of the procurement agreement, independently usable assets are left independent, beginning with the time stated in the acceptance declaration. Regardless of when it begins, the contract term for assets that are not independently usable ends at the same time as the contract term for the independently usable assets, with which they constitute a single economic entity.

The client is obligated to pay the agreed payments. These are the installments and, if applicable, a user fee in the amount of the pro-rated installment for the period from the time of the acceptance until the

Attachment 1 to the contract with ExOne GmbH	Am Mittleren Moos 41

86167 Augsburg

General Terms and Conditions	00RU_2105_1

beginning of the contract term and, depending on the type of the agreement, possible additional payments at the beginning and end of the agreed fixed or imputed contract term as well as possible additional compensation for use in the event of a subsequent delivery according to Numeral 5.2.

3.2 The installments are payable in advance. The first installment, the user fee for the period from the time of the acceptance until the beginning of the contract term and a processing fee are due at the beginning of the contract term. With the monthly payment method the second installment is due on the 1st of the following month; with the quarterly payment method the second installment is due on the 1st of the third month following the beginning of the contract term. The additional installments are payable accordingly.

If a special payment is agreed, this shall be paid as a one-time payment at the beginning of the contract term. It is part of the agreed payments and not a deposit.

3.3 If there is a change in the acquisition costs of the property, for example, due to its specifications, the agreed payments and a possible calculated residual amount shall change in the same proportion.

3.4 If there are changes in the financing costs of the acquisition on which the agreed payments are based, the leasing company can adjust the agreed payments at its reasonable discretion until the property has been paid for (§315 German Civil Code (BGB)). Then the agreed payments shall remain unchanged with the exception of tax-related adjustments according to Numerals 3.8 and 13.1.

3.5 Numerals 3.3 and 3.4 apply to partial deliveries accordingly. If there are assets that are not independently usable, the pro-rated agreed payments for the term are calculated according to Numeral 3.1 paragraph 2 based on the total agreed payments. If additional payments at the beginning and end of the contract term are part of the agreed payments or if a calculated residual amount is agreed, further consideration shall be given to ensure that these amounts, even after the adjustment, are in the same proportion to the respective acquisition costs for the property as agreed in the contract.

3.6 The client empowers the leasing company and, for the purpose of fulfillment, the savings institution/bank to collect all due amounts through the direct debit procedure until revocation. If the client does not agree to the direct debit procedure, the agreed installments each increase by EUR 10, provided the client is not a consumer.

3.7 The client assumes all fees, contributions, taxes and other expenditures that relate to the use or the holding of the property.

3.8 Apart from this, the agreed payments shall take into consideration the taxes in effect at the time the contract was concluded. If there are changes in the laws governing taxes and duties or the relevant administrative handling after this point in time, the leasing company reserves the right to make a corresponding adjustment in the agreed payments.

4. Rights of the leasing company to the property

4.1 The client requires the written permission of the leasing company to change the property, alter its location and hand it over to third parties. Numeral 5.2 remains unaffected. The leasing company today already agrees to allow third parties the necessary access for the purpose of repair, maintenance and upkeep measures. This also applies as a part of any subsequent performance.

Furthermore, the leasing company today already agrees to changes in the property to fulfill the client’s maintenance and repair obligation, for example, also as part of the maintenance and upkeep agreements, carried out by suitable third parties authorized by the supplier or the manufacturer. The client shall ensure that the leasing company has unrestricted ownership of the changed property and/or receives the right of use of the changed software in keeping with the terms and conditions of the procurement agreement. If and insofar as an exchange of the software occurs in connection with upkeep, Numeral 5.2 applies accordingly.

4.2 The client may only combine property with a plot of land or with a building with another movable object into a unified object for a temporary purpose.

4.3 The client is obligated to protect the property against recourse by third parties. He shall notify the leasing company immediately in the event of recourse.

5. Liability for material defects and defects of title

5.1 The leasing company is liable to the client for material defects and defects of title of the delivered property as well as for the absence of characteristics the supplier had guaranteed the client or any other service not provided according to the contract only by transferring its claims and rights against the supplier from the procurement agreement. Along with the claims and rights mentioned in Numeral 2.5, all claims and rights of the leasing company to subsequent performance, withdrawal and reduction for a service not provided according to the contract are also transferred. Numeral 2.5 applies to the assertion of the transferred claims.

The client should note that he can refuse to pay the agreed payments due to a service not provided according to the contract or because of the supplier’s breach of obligations only if the supplier has recognized the withdrawal from the procurement agreement declared by the client or an asserted compensation for damages instead of the payment and the resulting legal consequences.

The same – temporary – right to refuse to pay the agreed payments exists when he has a complaint against the supplier for payment of claims arising from a reversal relationship or the assertion of a claim for damage compensation instead of the payment.

Until a final clarification of the rights asserted, the client continues to be obligated to treat the property with care, to insure it and, if applicable, to keep it safe. In the case of reduction, the same applies to the agreed pro-rated payments.

5.2 If the client asserts a claim against the supplier in the form of subsequent performance for the delivery of new defect-free property, then the leasing company agrees that the previous property shall be exchanged for property delivered as a replacement from the supplier, provided the property to be delivered as a replacement for the previous property is of the same value. The client shall agree with the supplier that the supplier shall transfer the ownership of the property and/or the right of use to the software directly to the leasing company. The procurement of possession takes place through the delivery to the client, who takes direct possession.

For software that is to be delivered as a replacement, the client shall agree with the supplier that the supplier transfers the right of use to the software to the leasing company within the scope described in the procurement agreement.

The client shall inform the leasing company about the planned exchange of the property and, after the exchange, provide the machine number and/or the licensing number or other distinguishing marks of the replacement property. The agreement continues unchanged with the property delivered as a replacement, if the supplier is not entitled to a claim for compensation for use of the property to be returned or compensation for use has not been requested.

If the supplier asserts a claim for compensation for use, the agreed payments shall be increased by an amount to be paid in the total, which corresponds to the compensation for use. After the appropriate invoicing, the client’s payment obligation is due the leasing company.

After his payment the client can require that a fixed agreed or imputed contact term be extended by a period that corresponds to that for which the client had actually paid installments until the exchange of the property. Installments need not be paid for the extension period. If only an independently usable part of the property is exchanged, the above shall apply to this part of the property accordingly.

Instead of the extension, the client can demand a share in the net redemption proceeds to be determined by the leasing company at its reasonable discretion, provided the proceeds have increased due to the exchange. If the client’s share in the redemption proceeds is agreed, this shall be taken into account during the determination of the amount to be provided by the client.

5.3 If the client has asserted a reduction, the leasing company reduces the agreed payments and a possible calculated remaining amount according to the reduction of the acquisition costs. During the calculation of the reduction amounts the leasing company shall take into account to interest savings resulting from the reduction.

5.4 If the client has asserted a withdrawal and the legal consequences of the withdrawal from the procurement agreement or compensation for damages instead of payment, the principal reciprocal performance obligations from the contract are dropped with the binding determination of the rights.

Attachment 1 to the contract with ExOne GmbH	Am Mittleren Moos 41

86167 Augsburg

General Terms and Conditions	00RU_2105_1

The client shall place the leasing company in a position it would have been if it had not concluded the contract and the associated procurement of the property. According to this, he shall pay the acquisition costs of the property and the contract costs that occur, particularly the financing costs, until the cancellation of the contract.

Agreed payments that have already been paid as well as the amounts paid back on the purchase price and/or the software licensing fees by the supplier in connection with the processing of the return are offset from the client’s obligations. Amounts coming in from the supplier after fulfillment of the client’s payment obligation to the leasing company are reimbursed to the client.

The last paragraph of Numeral 2.5 applies to the return of the property.

5.5 If the client asserts claims against the supplier because of a breach of the obligations from the procurement agreement with regard to only part of the property, the abovementioned rules apply to this part of the property accordingly. If, in the course of the processing of the asserted claims, only part of the property is to be returned to the supplier, it is incumbent upon the client to create the use requirements for the remaining part of the property.

6. Use, maintenance and repair

6.1 The client shall treat the property with due care, use it properly while observing the legal regulations and follow the maintenance, upkeep and use recommendations of the supplier or manufacturer.

The client indemnifies the leasing company from third-party claims resulting from the use of the property, also from patent and copyright infringements. This also applies to all risks and damages associated with carrying out the procurement agreement, provided the leasing company itself is not responsible for them.

6.2 The client shall keep the property in a proper working condition, carry out the necessary repair, upkeep and error elimination measures and acquire the spare parts at his own expense. Measures that become necessary to maintain usability because of legal regulations shall be carried out by the client at his own expense.

If the client has not already concluded agreements to maintain and repair the property with the suppliers, the leasing company recommends concluding maintenance and service agreements with the suppliers or suitable third parties authorized by the supplier or manufacturer

The software maintenance agreement should include at least the following services:

•	Elimination of errors

•	Program adjustments and further upgrades to keep the software up-to-date and usable, taking the legal requirements into consideration.

If the client falls behind in his maintenance or repair obligation, then the leasing company can have the necessary measures carried out at the client’s expense.

6.3 Restriction and loss of the usability – even due to legal regulations – basically do not affect the obligations to pay the agreed payments.

If maintenance, repair or other measures to restore usability are not possible or reasonable economically, then the client can instead ask for the cancellation of the contract, if he offers the payment of the following amount:

Fair value of the property in an undamaged condition, but at least an amount equal to the total of the agreed payments for the remaining fixed or imputed contract term plus a calculated residual amount potentially agreed in the contract and a possible early repayment penalty.

During the determination of the specific minimum amount, the leasing company shall take into account saved expenditures or other benefits it receives due to the early termination of the contract, particularly interest savings.

After a disposal of the property the leasing company shall also provide the client with benefits from the disposal. In the process, the leasing company shall take into account the disposal proceeds minus the value-added tax and disposal-related costs and – if the client is responsible for the restriction or loss of usability – the market value of the property at the expiration of the fixed or imputed contract term.

7. Loss and damage

7.1 The client bears the risk of the loss and the total or partial damage of the property. This also applies to force majeure and, in cases of transfer to third parties according to Numeral 4.1.

He shall notify the leasing company immediately of the occurrence of such an incident after he becomes aware of it.

7.2 In the event of the loss and total damage, the contractual partners agree to the cancellation of the contract. The client shall pay an amount, as stipulated in Numeral 6.3.

In the event of partial damage, Numeral 6.2 applies accordingly.

8. Insurance and compensation payments

8.1 The client shall take out fire and liability insurance on the property at his own expense. The leasing company recommends, insuring also other risks as well. If computer hardware is the object of the contract, the client shall instead take out electronics insurance on the property; if only software is the object of the contract, then software insurance.

8.2 The client assigns the claims from the abovementioned insurance to the leasing company to secure its claims from the contract. At the leasing company’s request, the client shall show the insurance provider the assignment and prompt the provider to prepare the customary certificate of guarantee for the leasing company.

The same applies if the leasing company has transferred these claims to a financing savings institution/bank in favor of the savings institution/bank.

8.3 Compensation payments from insurers or other third parties to the leasing company are reimbursed to the client after his repair payment or cancellation payment according to Numerals 6.2, 6.3 and 7.2.

If the assertion of claims against insurers or other third parties is delayed, the client can demand that the leasing company assign him these claims. If the contract is terminated in connection with the occurrence of the insured risk, then the client can demand the assignment only in stages against payment of the amounts owed from the cancelled contract. In the same way, the leasing company is also entitled to the assignment.

9. Extraordinary cancellation

9.1 The contract can be cancelled for important reason in the sphere of the other contractual partner. The leasing company can in particular cancel without notice if the client

•	is in arrears with the fulfillment of two consecutive installments, or

•	is in arrears with payments, whose amount corresponds to two installments, for longer than two due dates for installments, or

•	has provided incorrect information about his financial status, or

•	is consistently in breach of his contractual obligations, for example, his obligations to disclose his economic circumstances according to Numeral 13.4, or

•	is the target of enforcement measures, or

•	allows accepted bills of exchange or checks to be protested.

The leasing company can also cancel then for an important reason if a significant deterioration in the financial status of the client, a personally liable shareholder, a guarantor or a jointly and severally liable debtor occurs or threatens to occur, which jeopardizes the fulfillment of the contractual obligations.

For contracts with users who use the property for a commercial or independent professional activity that was not already being exercised when the contract was concluded, the leasing company is entitled to cancel, caused by payments in arrears, if the legal requirements of §498 BGB are met.

If other rules are not explicitly agreed in the contract, restriction and loss of usability do not entitle the client to terminate the contract. The extraordinary cancellation of the contract by the client is also excluded if the leasing company objects to a transfer of use to third parties desired by the client. The client’s heir does not have a right to an early cancellation of the contract because of the death of the client; however, he can ask for the termination of the contract if he offers the payment of an amount according to Numeral 6.3.

9.2 When there is a cancellation for an important reason the party cancelling shall compensate for the damages caused by the cancellation.

10. End of the contract term

When the contract ends, for whatever reason, the client shall dismantle the property (machine, computer hardware and/or the latest version of the software available to the client as well as any operating and user manuals), each at his costs and risk, and send it in the condition that corresponds to the use in accordance with the contract and deliver it to a domestic address to be designated by the leasing company. If the leasing company does not designate any address, then delivery shall be made to its headquarters.

Attachment 1 to the contract with ExOne GmbH	Am Mittleren Moos 41

86167 Augsburg

General Terms and Conditions	00RU_2105_1

The client shall delete any further copies of the software he might have and provide written confirmation of the deletion to the leasing company. If software is the only subject of the contract, the client shall transfer the software to a suitable commercially available data carrier and deliver the data carrier to a domestic address to be designated by the leasing company. In addition, the abovementioned rules apply accordingly.

In the event the contract ends, the client shall hereby transfer all claims and rights, transferred to him according to Numeral 2.5 and still existing at this point in time, back to the leasing company, which shall hereby accept the transfer. This does not apply to claims that the client asserted at the time of the termination or that were being pursued judicially. The return transfer is also excluded if the client acquires the property in connection with the termination of the contract. If the leasing company obtains a benefit due to the claims and rights that were returned, it shall credit it to the client.

If the property, contrary to the wishes of the leasing company is not returned on time, for each day exceeded, the client shall be charged a basic amount of 1/30 of the monthly installment agreed for the contract term and the costs caused by the delay in the return.

Further claims for compensation for damages due to the delayed return are reserved. In addition, the client’s obligations from the contract continue to apply mutatis mutandis during this time.

11. This numeral was omitted in the drafting of this contract.

12. Data protection

12.1 The leasing company stores the information from the contractual relationship as well as the data that accrues as part of the contractual relationship and uses it for the purposes of fulfilling the contract using data processing systems. Included in these purposes are also all of the supporting measures and agreements to implement and process the contractual relationship, e.g., the refinancing of the contractual relationship and insurance in connection with the contractual relationship. The leasing company can also base the decision to enter into the contractual relationship on an automated procedure to process personal data. Knowing this circumstance, the assertion of related legal data protection information rights is waived; further access to information rights are unaffected by this waiver.

12.2 ln the interest of providing comprehensive advice and service to customers, the contracting party for the operational management, the Deutsche Leasing AG (hereinafter referred to as the “data processor”), uniformly oversees the data processing tasks for the companies of the Deutsche Leasing Group using the data processing systems. The leasing company can act as its agent to fulfill the purpose of the data processor mentioned in Numeral 12.1.

12.3 The client is also in agreement about the purpose of implementing and processing the contractual relationship, that the leasing company can process and use its data for information and advice about other products (including the sending of advertising materials) as well as to draft customer-specific offers of the Deutsche Leasing Group. The advertising is only for business or professional purposes.

12.4 For the purpose mentioned in Numeral 12.3, data may be transmitted about

a) The subject of the contract (object, type of use, manufacturer, acquisition value, repurchase agreement and comparable data),

b) The economic circumstances of the client (company profile, credit information, the client’s exposure, history of the business relationship, securities and guarantor and comparable data),

c) Personal data (name, position, addresses, personal contact data, date of birth, civil status, occupation and comparable data)

d) Contract preparation and contract acceptance (visit reports, acquisition values or loan amounts, terms, installment amount and beginning, securities and comparable data) as well as

e) the course of the contract (remaining terms, leasing receivables and capital debt, changes in the corporate structure of the client, payment irregularities, deferments, early terminations and comparable data). The above list is an example and can be subject to change because of the different organization of the data categories. The leasing company shall inform the client if there are any significant changes.

12.5 Furthermore, the client agrees that the data mentioned under Numeral 12.4 can also be transmitted for information and advice (including the sending of advertising materials for this purpose) to the companies of the Deutsche Leasing Group, including its foreign companies, which also are each obligated to data protection and confidentiality,

The oversight as well as the addresses of the abovementioned companies can be found at the Internet website under corporate/group structure at the foot of the first page of this contract.

Insofar as the data is used for advertising purposes, this only occurs to cover the corporate needs of the companies mentioned in Numeral 12.5.

12.6 At any time, with future effect, the client can revoke its consent in writing vis-à-vis the leasing company or the processing and use of the data for the purposes mentioned in Numeral 12.3 of information and advice about other products. The use of the data for the purposes of contract implementation (Numeral 12.1) remains unaffected by the revocation.

13. General provisions

13.1 The agreed payments and all charges for leasing company services subject to the value-added tax shall be paid plus the statutory sales tax (value-added tax). If there is any change in the sales tax law or the assessment of the respective legal situation by the tax administration, the charges for services or partial services affected by the change can also be adjusted accordingly later on (e.g., the omitted portion of an agreed payment during the remaining contract term or a subsequent adjustment of agreed payments).

13.2 The client may only set off undisputed claims or claims assessed by the court or assert retention or lien rights.

13.3 All incoming payments are settled according to the law. If the client is obligated not only to the settlement of installments or other agreed payments from the contract that are in arrears but also compensation for damages, incoming payments are first used to settle the claim for compensation for damages and then to settle installments in arrears or other obligations.

13.4 To examine his credit rating, the client shall accordingly present the leasing company with an annual financial statement, dated and signed with a legally binding signature, that meets the legal provisions before the acceptance of the client’s offer and then annually after its preparation. Upon request, he shall provide further information and proof about his financial situation. Included in this information and proof are primarily those required by the Federal Financial Supervisory Authority of the financing savings institution/bank, particularly with reference to §18 of the German Banking Act and the disclosure principles developed thus far. The leasing company is entitled to provide the financing savings institution/bank with access to the documents and information. If the financing savings institution/bank is mentioned in the contract, the savings institution/bank can also request the aforementioned documents and information from the client himself.

13.5 The leasing company and its authorized representatives have the right to visit and inspect the property. The leasing company can require that the property be identified as its property.

13.6 The leasing company is liable for its own conduct for damage compensation only,

•	if it has at least negligently violated important contractual obligations,

•	if it has at least negligently violated contractual obligations and there has been a loss of life, physical injury or damage to health as a result, or

•	if it has violated its contractual obligations intentionally or with gross negligence.

The same applies to conduct giving rise to damages of the legal representatives or agents of the leasing company. If the leasing company is liable for the conduct of third parties, then it can require the client to assign the claims against the third parties, allowing the leasing company to seek recourse against the third parties.

13.7 Auxiliary agreements, changes or additions to the contract require written confirmation by the leasing company.

13.8 The place of fulfillment is the headquarters of the leasing company. Bad Homburg v. d. Höhe is the place of jurisdiction if the client is a businessman, a legal entity under public law or a special fund under public law.

13.9 The laws of the Federal Republic of Germany are applicable.

Deutsche Leasing

060360 / 5 / 11/20/12 / Kepper-bmi
Sale-and-leaseback agreement	❑ Sale-and-leaseback		SB	Doc 31
for Contract No.	100-2230361- 1272927	of

between Deutsche Leasing für Sparkassen and Mittelstand GmbH (hereinafter referred to as “Leasing company” or “Purchaser”) and the client designated below

Client/Seller

ExOne GmbH

Am Mittleren Moos 41

86167 Augsburg

A.	Purchase agreement for sale-and-leaseback/ lease-purchase-back property / equipment exact description

1 facility for the manufacture of sand molds

S -Print Version 2012-HHS

according to offer 2012-3702335 of 10/10/2012

Manufacturer/ Seller’s supplier:

ExOne GmbH

Am Mittleren Moos 41

86167 Augsburg

Banking information	x Stadtsparkasse Augsburg

Account no.	x 25491743	Bank code	x 720 50000

Purchase price plus	EUR	736,807.80

VAT tax	EUR	139,993.48

Total purchase price	EUR	876,801.28

Invoice no.

Vehicle id. no.

The seller has concluded a purchase agreement with its supplier for the property described in greater detail above. the property has

☐	not yet,

☐	not yet completely,

☒	already completely

(Please check the appropriate item)

been delivered. He wishes to sell the property to the purchaser and lease it back from him (leasing) or lease with option to purchase (lease-purchase). In view of the above, the seller and purchaser are concluding a purchase agreement under the following conditions:

1. The seller is selling the property to the purchaser under the suspensive condition of the conclusion of the contract, with the number indicated above, concerning the property between the leasing company as the purchaser and the client as the seller at the abovementioned total purchase price. The total purchase price indicated is the client’s sell at cost price without the packaging, freight and transport insurance costs as well as all other ancillary costs of the acquisition. If the purchase price to be paid by the seller to his supplier should change, then the total purchase price to be paid by the purchaser shall change accordingly.

2. The contractual parties are agreed that, until the purchase agreement becomes effective, entitlement rights resulting from the purchase agreement become effective and subsequent entitlement rights that arise at the time they come into being are transferred from the seller to the purchaser. The same applies to the transfer of ownership. The seller ensures that he is entitled to transfer the entitlement rights /ownership, in particular has not disposed of them in any other way or will have them until the time the purchase agreement becomes effective or until a later creation/transfer date.

The transfer of the property is replaced by the conclusion of the contract, with the number indicated above, based on which the purchaser obtains direct possession of the property.

If the property is located at a third party, the transfer of the property shall be replaced by the assignment of the surrender claims to the person in direct possession.

From the time the entitlement rights arise /the transfer of the ownership, the seller is obligated to clear third-party encumberments on the property, for example, creditor or lessor liens on the property. This also applies particularly to reservations of title.

3. The purchaser shall pay the stated total purchase price directly to the seller’s supplier in his name and on his account, if

•

the seller presents the purchaser with a copy of the supplier’s invoice to show the amount of the total purchase price, on which it is noted that, with payment of the purchase price the ownership is transferred to the seller/client without reservation,

•

the seller signs the acceptance declaration form enclosed with agreement with a legal binding signature for the purchaser and, if the property requires registration, then part II of the registration certificate (registration document), and presents it along with the COC certificate, and

•

the seller provides the purchaser with lien release declarations from possible creditors and lessors with liens on the property as well as release declarations from any holders of securities/collateral.

The purchaser shall pay the stated total purchase price directly to the seller under the above conditions, if he has been presented with a copy of the supplier’s invoice and a confirmation from the supplier, in which the supplier declares that the ownership of the property has already been transferred to the seller.

This purchase agreement is not an invoice in terms of §14 of the sales tax law (UstG) and is not an entitlement to a pre-tax deduction.

4. With the presentation of the acceptance declaration the seller ensures among other things that the property is delivered in its entirety, is free from defects and meets all legal safety regulations. Therefore, the purchaser is not obligated to inspect the property and to notify the seller immediately about possible defects at the time the purchase agreement becomes effective. In these cases, the seller expressly waives any rights according to §377 of the Commercial Code (HGB) due to inspections and complaints that were not done.

5. The material and price risks are retained by the seller.

6. This purchase agreement and the concluded agreement with the number indicated above constitute a unit.

7. The place of fulfillment is the headquarters of the leasing company. Bad Homburg v. d. Hohe is the place of jurisdiction, if the seller is a businessman, a legal entity under public law or a special fund under public law.

Specific features of sale-and-leaseback

The purchase price corresponds to the total purchase price, since it involves a tax-free credit sale.

The direct debit receipt with its information is part of the agreement.

B. Special Contract Terms and Conditions for Sale/Leaseback

1. The contract term begins – if potentially deviating from the corresponding information on the front page of the agreement – at the time indicated in the acceptance declaration.

2. For the property described for sale-and-leaseback/lease-purchase-back in this agreement, Numerals 2 and 5 of the General Terms and Conditions of the contract are replaced by the corresponding numerals of the enclosed Special Terms and Conditions for sale-and-leaseback/lease-purchase-back transactions.

Bad Homburg v d. Höhe, Dec. 17, 2012	11/21/12

Company stamp
ExOne GmbH, 86182 Augsburg, Tel. 082177476-0
e-mail: europe@exone.com

[Signature]	[Signature] [per procura Signature]

Company stamp and binding signature of the client/seller.
Deutsche Leasing für Sparkassen and Mittelstand GmbH	Attachment 1: “Special Contract Terms and Conditions for
Sale/Leaseback/Lease-Purchase-Back”

Deutsche Leasing für Sparkassen und Mittelstand GmbH - Frölingstrasse 15-31 - 61352 Bad Homburg v. d. Höhe Phone +49 (0) 6172 88-02 Fax +49 (0) 6172 88-2840

Headquarters: Bad Homburg v. d. Höhe HRB 6325 VAT id. no.: DE811143484 — Managing Director: Lothar Fingerhut, Ulrich Gerlach, Ulrich Kühler

Management company for Deutsche Leasing AG — Chairman of the Supervisory Board: Alexander Wüerst

Board: Kai Ostermann (Chairman), Friedrich Jüngling, Matthias Laukin, Rainer Weis

Financial Group

Attachment to the Sale-and-Leaseback Agreement with ExOne GmbH

Attachment 1: Special Terms and Conditions for sale-and-leaseback/lease-purchase-back in accordance with Item B of the Sale-and-Leaseback Agreement	00RU _8021SLB_1

2. Procurement

2.1 The client wishes to sell the property acquired by him or as yet to be acquired to the leasing company and lease it back (leasing) or repurchase it (lease-purchase) – referred to as the sale-and-leasebacklease-purchase-back proceeding in the following. Under the suspensive condition that the leasing or lease-purchase agreement (hereinafter referred to as the “Agreement”) takes place, he concludes a purchase agreement for the property.

2.2 The client has direct possession of the property or, if it has not yet been delivered at the time the contract was concluded, then receives it from the supplier.

2.3 The material and price risks are retained by the client.

2.4 After a thorough inspection of the property carried out with all due care and diligence, the client shall confirm to the leasing company the delivery of the property by the supplier he selected, using the enclosed acceptance declaration form immediately after the delivery.

2.5 The abovementioned rules apply to partial deliveries accordingly

•••

5. Liability for material defects and defects of title

5.1 The leasing company acquires the property as part of the sale-and-lease-back or sale-and-lease-purchase proceeding from the client and thus obtains claims for defects from the purchase agreement only against the client. The typical leasing or lease-purchase assignment by the leasing company of the claims for defects and rights from the purchase agreement to the client as part of the sale-and-lease-purchase-back proceeding is waived, because the leasing company’s claims for defects and rights from the purchase agreement cease with the assignment of these claims to the client, as obligor. Instead the client and the leasing company agree that, if there are defects in the property, the client’s claims for defects and rights are excluded, because, in consideration of the typical leasing or lease-purchase liability for material defects and defects of title of the property of the leasing company, such defects can only result from defects, for which the client, for his part, would be responsible to the leasing company primarily from the defect liability from the purchase agreement as part of the sale-and-lease-purchase-back proceeding and because the client in his own right can proceed against his supplier. The client is obligated to notify the leasing company immediately of the assertion of claims for defects and rights against his supplier and to keep the leasing company up-to-date without being asked.

5.2 If the client asserts a claim against his supplier for the subsequent delivery of a new, defect-free property, the agreement continues unchanged, if the replacement property is equivalent in value to the previous property; otherwise, without prejudice to the possibility of the concluding a new agreement, the legal consequences of the withdrawal (Numeral 5.4} apply accordingly.

In the event of the replacement delivery by the client’s supplier and the continuation of the agreement, the leasing company already declares its consent to an exchange of the property with the replacement property. This, provided the client’s supplier transfers the ownership of the replacement property directly to the leasing company and hands over the replacement property to the client as the representative of the leasing company. The client is obligated to notify the leasing company of the supplier’s replacement delivery already before the delivery of the replacement property. After an exchange, the client is obligated to present the leasing company with its supplier’s confirmation, the result of which is that the supplier has transferred the replacement property to the client for the purpose of transferring the ownership to the leasing company. When there is a property, for which part II of the registration certificate (registration document) or an operating permit is required, the client shall, in addition, have the supplier send it to the leasing company immediately. Furthermore, the client is obligated to inform the leasing company immediately of the machine or vehicle identification number or the other distinguishing marks of the replacement property. In the event a ordinary transfer of ownership or its certificate may not be possible in accordance with the above rules, the legal consequences of the withdrawal (Numeral 5.4} apply accordingly.

5.3 If, in the relationship between the client and his supplier, the reduction of the purchase price is carried out, then the total purchase price paid by the leasing company to the client as part of the sale-and-leaseback or sale-and lease-purchase-back proceeding is reduced accordingly. After receipt of the reduced amount at the leasing company, the agreed payments are reduced in accordance with the reduction of the acquisition costs. During the calculation of the reduced amounts, the leasing company shall take the interest savings due to the reduction into account.

5.4 If the client in his relationship to the supplier asserts a withdrawal or compensation for damages instead of payment, then the purchase agreement and the leasing or lease-purchase agreement concluded between the leasing company and the client as part of the sale-and-leaseback or sale-and lease-purchase-back proceeding also ceases.

The client shall place the leasing company in a position it would be if it had not concluded the purchase agreement or the leasing or lease-purchase contract. Thus, until the time of the withdrawal or compensation for damages instead of payment (through the acknowledgement of the supplier or a legally binding decision), he shall repay the total purchase price and reimburse the contract costs incurred by the leasing company, particularly the financing costs. Payments already made for the agreed payments are credited. As of the assertion of a withdrawal or compensation for damages instead of payment, the client shall pay interest on the amount owed at standard market rates.

The leasing company shall retransfer the ownership to the property to the client in stages against payment of the amount owed according to Numeral 5.4 para. 2. The return of the property from the client to the supplier is only permissible after completion of the reversal of the leasing company/client relationship, unless the client has paid the leasing company a security with regard to the amounts owed according to Numeral 5.4 para. 2 by providing the leasing company with an acceptable security of sustainable value.

Deutsche Leasing

060360 / 5 / 11/20/12 / Kepper-bmi

Supplementary Agreement of Use, Return and Marketing Assistance			NRV
for Contract No.	100-2230361- 1272927	of

between Deutschen Leasing für Sparkassen and Mittelstand GmbH (hereinafter referred to as “Leasing company” or “Purchaser”) and the client designated below

Client exact address
Supplier exact address
ExOne. GmbH	Sale-and-leaseback transaction
Am Mittleren Moos 41
86167 Augsburg

The client wants to have a contract draft in which the leasing company calculates with a so-called “open remaining amount”. With the contract draft the leasing company obtains full amortization according to your calculation by assuming the risk for the remaining amount only if the property was used as agreed and is in a proper condition upon return in accordance with the agreed use during the contract term and the leasing company was ensured marketing assistance by the client after the end of the contract term.

Therefore, as an addition and amendment to the General Terms and Conditions (hereinafter referred to as the “GTC”) of the contract, the following agreements, particularly as to the use, to the required condition of the property upon return and to the marketing assistance have been made:

I.	Use and condition in accordance with the contract at the end of the contract

1.	Mandatory maintenance/repair

The maintenance shall be done completely and on time according to the recommendations of the manufacturer. In the case of a required part exchange, only the original spare parts from the manufacturer can be installed/used. The maintenance and repair, including possible new versions of operating or control software that belong to the property, shall be done by

☒	the manufacturer

☐	a dealer authorized by the manufacturer

☐	the client’s own employees.

2.	Condition in accordance with the contract

The condition of the property in accordance with the contract requires – with the exception of the usual traces of use that do not impair the function and control of the property – the following:

•

the configuration of the property, including all constituent parts and components, corresponds to the original configuration at the time the contract term began (documentation according to the purchase invoice)

•	the property is repaired, complete, fully functional and meets (fully loaded) all of the manufacturer’s acceptance tests

•

the mechanical, electronic and electrical elements of the property (measuring instruments and control devices, switches, discs, valves, pumps, motors, cables, etc.) are undamaged, complete and fully functional

•	viewing windows and panes are free from scratches and completely transparent

•	software received is available in the last installed version, complete, unchanged, undamaged and fully functional

•	the property meets the occupational safety, safety, environmental and other requirements in effect in the European Union

•

the operating, maintenance and inspection documentation belonging to the property is complete, and a full complement is available (e.g. logbooks) as well as other documents in the German language; documentation/orgware (manuals, installation instructions, etc.) belonging to the software are also complete, and a full complement is available in the German language.

•	all licenses and permits required for the operation of the property are present and can be readily transferred.

3.	Use of the property

2- shift system; operating hours per year: 3,000

The operating hours covered by the agreed payments result from a linear interpolation of the agreed operating hours per year and the actual contract term. If the agreed operating hours are exceeded, at the end of the contract term an amount equal to EUR 150.00 plus VAT is to be paid for each complete additional operating hour. Numeral 9.2 of the GTC remains unaffected in the case of cancellation.

If the agreed operating hours are less, there will be no reimbursement of the payments made.

4.	Inspection of the use and condition by the leasing company or an expert

The leasing company can inspect the condition of the property according to the contract at any time, after appropriate notice, during the contract term and have it determined particularly after the expiration of the contract term. To this end, the client shall facilitate the inspection of the condition according to the contract by authorized representatives of the leasing company at the last operational site of the property. If there is any disagreement between the parties after the inspection of the property by the leasing company concerning the condition according to the contract or the measures required to restore the condition according to the contract, the leasing company can appoint an expert, who will assess the compliance with the terms and conditions for the return of the object and prepare a test report about it. The provisions of this supplementary agreement apply to the inspection of the property by the expert accordingly. If the expert comes to the conclusion that the property is not in the condition according to the contract, the client receives an opportunity to present comments about the deviations from the condition according to the contract found by the expert within seven working days. If the client has no objections to the findings of the expert, the client shall immediately restore the property to the condition according to the contract at his own expense. If the marketing is delayed because of the condition according to the contract, the client shall pay the leasing company compensation for the period of delay. This compensation for the delayed marketing corresponds to an installment per each month commenced, unless the leasing company can demonstrate higher or the client lower damages caused by delay. The client shall bear the costs for the involvement of an expert.

Deutsche Leasing für Sparkassen und Mittelstand GmbH - Frölingstrasse 15-31 - 61352 Bad Homburg v. d. Höhe Phone +49 (0) 6172 88-02 Fax +49 (0) 6172 88-2840

Headquarters: Bad Homburg v. d. Höhe HRB 6325 VAT id. no.: DE811143484 — Managing Director: Lothar Fingerhut, Ulrich Gerlach, Ulrich Kühler

Management company for Deutsche Leasing AG — www.deutsche-leasing.com — Chairman of the Supervisory Board: Alexander Wüerst

Board: Kai Ostermann (Chairman), Friedrich Jüngling, Matthias Laukin, Rainer Weis

Financial Group

Deutsche Leasing

5. Cleaning for the return

The property shall be returned to the leasing company in a cleaned condition. Inscriptions, stickers, advertising, lubricating oil and other contaminants shall also be removed as well as other waste materials.

II.	Client obligations in connection with the marketing of the property

1.	Marketing assistance by the client before the end of the agreement

To ensure a reutilization of the property that is as timely as possible, the leasing company – after agreeing with the client on an appropriate date – can visit the property with parties interested in buying it during its productive use already before the expiration of the contract term during the client’s regular business hours. The client shall inform the leasing company of a date for the visit within the next 14 days following the receipt of the request for a visit.

2.	Marketing assistance by the client after the end of the agreement

If the marketing of the property has not taken place by the end of the contract, then the property can remain at its previous location for marketing purposes. The client cannot use the property productively during this time. After the end of the contract, the client shall continue to provide the leasing company with reasonable marketing assistance up to a maximum of 365 days (marketing period).

To this end, during the marketing period, the client at its own expense shall see to it that the property

•	is maintained with the proper care

•	remains in a usable condition

•	is adequately insured

•	possible interested buyers can visit, accompanied by the leasing company or one of their authorized representatives during the client’s regular business hours, after arranging a date with the client

•	can be presented by the client’s existing trained operating personnel.

Visits and presentations of the property shall be free of charge for the leasing company.

3.	Dismantling and sending of the property

After the marketing or after the expiration of the marketing period, the client shall authorize the manufacturer or a specialized service-company to properly dismantle and package the property for transport. The property thus packaged shall be delivered at the client’s risk to a site in Germany to be named by the leasing company. The client shall pay the costs of the delivery.

III. Change in the General Terms and Conditions (GTC)

1. Replacement of Numeral 6.3 of the GTC

Numeral 6.3 of the GTC has been replaced by the following text:

6.3 Restriction and loss of the usabilty – also because of legal regulations – basically does not affect the obligation to pay the agreed installments.

If maintenance, repair or other measures to restore usability are not possible or reasonable economically, then the client can instead ask for the cancellation of the contract, if he offers the payment of the following amount:

Total of the agreed payments for the remaining contract term, thus the period until the expiration of the contract term plus a possible prepayment penalty to be paid by the leasing company to its financier. This total shall be added to an amount resulting from the disadvantage the leasing company suffers because the property is not in the condition according to the contract or cannot be returned with the documents that need to be transferred according to the contract. This does not apply if the leasing company is responsible for the lack of return or the condition of the property not in accordance with the contract.

Due to the early termination of the contract, the leasing company receives benefits, particularly interest savings, which should be taken into account for the client’s payment obligations. Also actually paid compensation payments from a liable party or an insurer are credited.

2. Addition to Numeral 9.1 of the GTC

In an addition to Numeral 9.1 of the GTC, it is agreed that an important reason for the cancellation of the contract also exists if the client over the long-term has not fulfilled its agreed obligation to maintain or adequately maintain the property.

3. Addition to Numeral 9.2 of the GTC

In an addition to Numeral 9.2 of the GTC, it is agreed that, during the determination of the amount of the damages, whether or not the property is in the condition in accordance with the contract or can be returned with the documents that need to be transferred according to the contract should be taken into consideration. Therefore, during the determination of the amount of the damages, the provision of Numeral 6.3 of the GTC applies accordingly, provided, at the time of the cancellation, the foreseeable, future fair value of the property at the end of the contract term along with the agreed payments up to this time can be adjusted in the damage calculation.

IV. Negotiations about the further use of the property

After the expiration of the contract term, the leasing company is prepared to negotiate with the client about a use of the property desired by the client (e.g., through an extension of the contract or the acquisition of the property), if the client provides written notification of his wish to negotiate at least 365 days before the end of the contract term.

Special agreements:

1. At the end of the contract term, the properties can only be returned as a unit. The return of all components or constituent parts that belong to the properties shall be done in their entirety. Directly before the return, all components must be verifiably repaired completely at the client’s expense or in a faultless condition that meets the original specifications.

2. Directly before the return date, the properties shall undergo the usual machine inspection and testing. An inspection report and a positive test result, confirmed in a binding manner in a test report, is the requirement for the return.

3. All properties and accessories must be dismantled by the client, with seaworthy packaging for international transport and be insured.

4. Proof of regular maintenance of the property for the duration of the leasing contract is a mandatory contractual obligation for the client.

Bad Homburg v d. Höhe Dec. 17, 2012		Augsburg, Nov. 21, 2012

[Signature]	[Signature]	[Signature]	[Signature]

Company stamp and binding signature of the client.
Deutsche-Leasing für Sparkassen und Mittelstand GmbH		ExOne GmbH, Am mittleren Moos 41, 86182 Augsburg,
Tel. 082177476-0 e-mail: europe@exone.com

Deutsche Leasing für Sparkassen und Mittelstand GmbH - Frölingstrasse 15-31 - 61352 Bad Homburg v. d. Höhe Phone +49 (0) 6172 88-02 Fax +49 (0) 6172 88-2840

Headquarters: Bad Homburg v. d. Höhe HRB 6325 VAT id. no.: DE811143484 — Managing Director: Lothar Fingerhut, Ulrich Gerlach, Ulrich Kühler

Management company for Deutsche Leasing AG — www.deutsche-leasing.com — Chairman of the Supervisory Board: Alexander Wüerst

Board: Kai Ostermann (Chairman), Friedrich Jüngling, Matthias Laukin, Rainer Weis

Financial Group